UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 28, 2014

SPARTAN MOTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-13611 (Commission File No.)	38-2078923 (IRS Employer Identification No.)

1541 Reynolds Road, Charlotte, Michigan (Address of Principal Executive Offices)	48813 (Zip Code)

517-543-6400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities

On October 28, 2014, Spartan Motors, Inc. (the “Company”) announced that it will close its Ocala, FL plant as part of its strategic plan to improve the performance of its Emergency Response Vehicles segment. Fire truck production will transition from Ocala to the Company’s Brandon SD and Charlotte, MI facilities. A copy of the press release is attached to this Current Report as Exhibit 99.1.

The Company expects to incur approximately $2.4 million of pre-tax, one time charges in connection with the closure, of which approximately $1.8 million is expected to be future cash expenditures. These charges include employee separation and relocation costs of $0.9 million, equipment and inventory impairment charges of $0.5 million, and travel, training and other costs of $1.0 million. $0.1 million of these charges were incurred in the third quarter of 2014. Approximately $1.7 million of the charges are expected to be incurred in the fourth quarter of 2014, with the remaining charges expected to be incurred during the first half of 2015.

Item 2.06     Material Impairments

The information set forth under Item 2.05 of this Current Report is incorporated in this Item 2.06 by reference.

Item 7.01     Regulation FD Disclosure

On October 28, 2014, the Company issued a press release announcing its strategic plan to improve the performance of its Emergency Response Vehicles segment. This plan includes the closure of the Company’s Ocala, FL facility, as well as investments in process improvement initiatives at its Brandon, SD and Ephrata, PA facilities. In connection with this plan, the Company expects to incur charges totaling approximately $2.4 million, including the charges related to the Ocala plant closure, in the fourth quarter of 2014. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

99.1	Press Release dated October 28, 2014 regarding the closure of the Company’s Ocala FL. Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN MOTORS, INC.

Dated: October 28, 2014	/s/ Lori L. Wade
	By:	Lori L. Wade
	Its:	Chief Financial Officer and Treasurer

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